UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : April 17, 2002

Timberline Software Corporation
(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	0-16376 (Commission File Number)	93-0748489 (IRS Employer Identification No.)

15195 N.W. Greenbrier Parkway Beaverton, Oregon Address of Principal Executive Office	97006-5701 Zip Code

Registrant's telephone number including area code : (503) 690-6775

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits
(a)	Financial statements of businesses acquired. Not applicable.
(b)	Pro forma financial information. Not applicable.
(c)	Exhibits. The following exhibits are filed herewith and this constitutes the exhibit index:
Exhibit
99	Press Release dated April 17, 2002

Item 9. Regulation FD Disclosure

On April 17, 2002, Timberline Software Corporation issued a press release, including certain forward looking statements, disclosing earnings for the quarter ended March 31, 2002.  All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TIMBERLINE SOFTWARE CORPORATION (Registrant)
Date: April 17, 2002	By: /s/ Carl C. Asai Carl C. Asai, Senior Vice President and Chief Financial Officer

NEWS RELEASE

Contact: Carl Asai, Sr. Vice President - Finance and CFO 503 / 690-6775 • Fax: 503 / 439-5299 www.timberline.com

TIMBERLINE SOFTWARE REPORTS FIRST QUARTER RESULTS
 AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Beaverton, Oregon - April 17, 2002 - Timberline Software Corporation (NASDAQ: TMBS), a leading supplier of software for the construction and real estate industries, today reported lower earnings on slightly lower revenue than in the same period a year ago. The Company also declared its regular quarterly cash dividend.

Revenue for the quarter ended March 31, 2002 was $13,574,000, a decrease of 4% from $14,152,000 for the same quarter a year ago. Net income for the quarter decreased to $222,000 or $.02 per diluted share compared to net income of $594,000 or $.05 per diluted share for the first quarter of 2001.

"We achieved record quarterly service fee revenue in the first quarter," said Curtis Peltz, Timberline's President and Chief Executive Officer. "However, software license revenue declined from a year ago as we continued to feel the effects of the economic uncertainty, which caused many prospective customers to delay their purchasing decisions. The action we took in the fourth quarter last year to reduce our operating expenses enabled us to remain profitable in the first quarter, in spite of the decrease in software license revenue."

Service fees increased 13% to a record quarterly amount of $8,479,000 in the first quarter of 2002 from $7,495,000 for the same quarter a year ago. Software license revenue decreased 25% to $4,828,000 in the first quarter of 2002 from $6,413,000 for the comparable quarter in 2001.

Operating expenses for the quarter decreased 1% to $11,920,000 in 2002 from $12,043,000 in 2001. Gross operating expenses, excluding capitalized software development costs, decreased $732,000 compared to the first quarter last year. The total number of Company personnel has remained fairly constant since the reduction in force during the fourth quarter last year.

The Company's financial position remains strong with $9.7 million in cash and temporary investments at March 31, 2002. Cash generated from operations was approximately $2.1 million for the quarter. Cash used during the quarter was primarily for capitalized software development costs, equipment purchases and cash dividends.

The Company's Board of Directors declared the regular quarterly cash dividend of $.04 per share payable May 17, 2002 to shareholders of record on May 3, 2002.

NEWS RELEASE

Contact: Carl Asai, Sr. Vice President - Finance and CFO 503 / 690-6775 Ÿ Fax: 503 / 439-5299 www.timberline.com

BUSINESS OUTLOOK FOR 2002

The activity in the construction industry continues to remain relatively strong and there are signs that the U.S. economy may be improving. However, there still remains concern about the strength and timing of the economic recovery.

The Company believes its quarterly software license revenue will increase sequentially for the remaining three quarters of 2002. This is based on an improvement in software purchasing activity within the construction and real estate industries for the remainder of the year, new enhancements to the Company's existing software products and the projected release of its project management applications this summer, as well as recent tax incentives to encourage capital spending. The Company's service fee revenue is also expected to increase for the remainder of the year. Consequently, the earnings guidance for 2002, which the Company announced in January this year, remains unchanged. The Company continues to believe that earnings per share for 2002 will exceed its 2001 earnings of $.16 per diluted share and may exceed its 2000 earnings of $.26 per diluted share. Quarterly earnings per share are not expected to exceed last year's comparative figures until the second half of the year.

The above estimates are made by the Company's management based on current expectations and information available at this time. In making these estimates, the Company assumes no burden to update these estimates, even if it appears actual results will differ materially from these estimates.

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call today at 1:30 p.m. PDT to review its financial results for the quarter. Interested parties may listen to the call in real-time on the Internet by accessing the Company's web site at . A recording of the call will be available for future listening on the Company's web site shortly after the conference call has been completed. Interested parties may also listen to a recording of the conference call, shortly after the conference call has concluded, by dialing (800) 642-1687 with the conference ID# 3783611. Both of these recordings will be available through April 30, 2002.

NEWS RELEASE

Contact: Carl Asai, Sr. Vice President - Finance and CFO 503 / 690-6775 Ÿ Fax: 503 / 439-5299 www.timberline.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, general economic conditions in the U.S., growth in the U.S. construction industry, demand for the Company's products and services, impact of competitive products and pricing, timing of the release of the Company's new products or enhancements to its current software products, acceptance in the market place of the Company's new products and enhancements, and other factors set forth from time to time in the Company's filings with the SEC. Specific risks in this press release include the projected release date of the Company's project management applications, and the Company's estimate of software license and service fee revenue and net income for the balance of the year.

ABOUT TIMBERLINE SOFTWARE CORPORATION

With 25,000 customers worldwide, Timberline is a leading supplier of accounting, estimating, service management, property management and investment management software for the construction and real estate industries.

Note: Transmitted on PR Newswire @ 1:05 PM PDT, April 17, 2002

TIMBERLINE SOFTWARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts in thousands, except per share data)

	Quarter Ended March 31,
	2002	2001
Net revenue:
Software license fees	$ 4,828	$ 6,413
Service fees	8,479	7,495
Other	267	244
Net revenue	13,574	14,152

Cost and expenses:
Cost of revenue	1,412	1,326
Client services	3,214	3,502
Product development	3,879	3,903
Sales and marketing	2,962	2,840
General and administrative	1,865	1,798
Total cost and expenses	13,332	13,369
Operating income	242	783
Other income	90	105
Income before income taxes	332	888
Provision for income taxes	110	294
Net income	$ 222	$ 594

Earnings per share:
Basic	$ 0.02	$ 0.05
Diluted	0.02	0.05

Weighted-average common shares outstanding, used
in computing earnings per share:
Basic	11,685	11,714
Diluted	12,042	11,811

TIMBERLINE SOFTWARE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands)
	(Unaudited)
	Mar 31, 2002	Dec 31, 2001
Assets
Current assets:
Cash and temporary investments	$ 9,740	$ 9,765
Accounts receivable	5,839	6,096
Other current assets	2,666	2,295
Total current assets	18,245	18,156

Property and equipment	21,215	21,510
Capitalized software costs	11,626	10,720
Other assets	428	359
Total assets	$ 51,514	$ 50,745

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 1,432	$ 1,101
Deferred revenues	18,264	16,854
Other current liabilities	2,411	3,302
Total current liabilities	22,107	21,257

Deferred credits	4,560	4,508

Shareholders' equity:
Common stock	351	350
Additional paid in capital	5,508	5,378
Accumulated other comprehensive income	36	55
Retained earnings	18,952	19,197
Total shareholders' equity	24,847	24,980
Total liabilities and shareholders' equity	$ 51,514	$ 50,745